Exhibit 10.1

December 15, 2015

Thomas Mangas
 235 Brushy Ridge Road
New Canaan, CT 06840

Dear Thomas:

We are delighted to confirm to you our offer of promotion within Starwood Hotels & Resorts Worldwide, Inc.  A challenging and fulfilling experience is ahead of you as part of a diverse community of great talent that is transforming our organization into the premier leisure and hospitality company in the world.

By signing and returning this letter to Jeff Cava, Executive Vice President, Chief Human Resources Officer via mail, email or fax, you confirm that this letter accurately sets forth the current understanding between you and the Company regarding the terms of your continued employment and that you accept and agree to the terms as stated above.

Jeffrey M. Cava
Executive Vice President, Chief Human Resources Officer
Starwood Hotels & Resorts Worldwide, Inc.
One StarPoint
Stamford, Connecticut 06902
Phone: 203-351-2511
Fax: 203-351-2479
 Email: Jeff.Cava@starwoodhotels.com

If you have any questions concerning the terms of this offer, please contact me at 203-351-2511.

We look forward to your continued success in your new role.

Sincerely,

/s/ Jeffrey M. Cava
Jeffrey M. Cava
Executive Vice President, Chief Human
Resources Officer
Starwood Hotels & Resorts Worldwide, Inc.

December 15, 2015

Thomas Mangas
235 Brushy Ridge Road
New Canaan, CT 06840

Dear Thomas:

We are pleased to offer you a promotion within Starwood Hotels & Resorts Worldwide, Inc. (the “Company”) under the terms and conditions stated below:

Start Date:
Subject to the terms of this letter, the effective date of your promotion and new assignment will be December 31, 2015 (the “Effective Date”).

Responsibilities:
Your position will be Chief Executive Officer at the Corporate Office in Stamford, Connecticut and you shall perform such duties and services as are assigned to you by the Board of Directors of the Company (the “Board”).  You will report to the Board.

Your normal working hours will initially be between 8:00 a.m. or 9:00 a.m. to 5:00 p.m. or 6:00 p.m., Monday through Friday.  As an exempt salaried employee, you will be expected to work additional hours as may be required by the nature of your work assignments.

You shall devote your full time and attention to the affairs of the Company and to your job duties, and use your best efforts and abilities to promote the Company’s interests.  In performing your duties, you will be expected to comply at all times with all Company policies, procedures and directives as they currently exist or as they may be adopted or changed from time to time.

Base Salary:
Your base salary will be $1,000,000, less applicable withholdings, taxes and deductions.  Your pay schedule is the 15th and the last day of each month.  The Company generally provides annual performance-based salary reviews for future salary progression.  However, a satisfactory performance review does not guarantee a salary increase.

Annual Incentive Plan (AIP) Participation (Bonus):
You will continue to be eligible to participate in the Company’s Annual Incentive Plan (“AIP”) or, at the election of the Compensation and Option Committee (the “Committee”), the Annual Incentive Plan for Certain Executives (“AIPCE”).  Except as provided in the next paragraph, (i) in either case, your target incentive is 150% of base salary, and (ii) your actual incentive award, if any, will be based upon a variety of factors, including Company and division performance and your achieving specified performance criteria to be established with and approved by the Committee.

An annual bonus shall not be deemed earned by you until the Company has determined your entitlement to such bonus and only if you are employed by the Company at the time such bonus is payable in accordance with the AIP or AIPCE, as applicable, and Company practices.

Long Term Incentive (Equity Grants):
You will continue to be eligible to participate in any long-term incentive program operated by the Company from year to year, including the Company’s 2013 Long-Term Incentive Compensation Plan or successor plans (“LTIP”), subject to the terms and conditions of the LTIP, as it may be changed from time to time, or as otherwise determined by the Company.  In 2016, no later than March 15, 2016, you will be granted one or more LTIP awards having an aggregate value equal to $3,500,000 based on the Fair Market Value (as defined in the LTIP) on the date of grant (the “2016 LTIP Award”).  The 2016 LTIP Award is conditioned on your employment on the grant date of the award, which shall not be later than March 15, 2015, and the award’s type and terms (including vesting requirements that constitute a substantial risk of forfeiture for purposes of Section 409A) shall be consistent with the type and terms of awards that are given to similarly situated executives in 2016.  The 2016 LTIP Award will be governed by the provisions of the LTIP and the award agreement(s) governing the 2016 LTIP Award.

Benefits:
The Company offers “StarShare”, a comprehensive array of employee benefit programs.  You will continue to be eligible for the StarShare health and welfare benefit programs.  You and your eligible dependents will continue to be covered by these benefits according to your coverage elections.  In the event that changes are made to any of the benefit plans, programs, or policies, the changes will apply to you as they do other similarly situated employees of the Company.

Severance:
If the Company terminates your employment without “cause,” the Company will pay to you 12 months of your then current base salary, in a lump sum less all applicable withholdings (the “Severance Payment”), plus an amount equal to 12 times the COBRA charge on the payment date for the type of Company-provided group health plan coverage in effect for you (e.g., family coverage) on the date of your employment termination less the active employee charge for such coverage in effect on the date of your employment termination, in a lump sum less all applicable withholdings (the “COBRA Payment”).  The Severance Payment will be subject to and conditioned upon (a) your continuing compliance with the Non-Compete, Non-Solicitation, Confidentiality and Intellectual Property Agreement referred to below and (b) your payment in full of any outstanding balance, including any and all charges, interest and/or delinquency fees, on your corporate American Express credit card, if one is issued to you, prior to the date upon which payment of the Severance Payment is otherwise due as specified below.  In addition, the Company will deliver to you a customary release agreement (the “Release”) on the date of your employment termination, and as a condition to receipt of the Severance Benefit you must (i) sign the Release and return the signed Release to the Company within the following number of days after the date on which the Company delivers the Release to you: 21 days if your termination of employment is not part of a group termination program within the meaning Section 7(f)(1)(F)(ii) of the Age Discrimination in Employment Act of 1967, as amended, and 45 days if your termination is part of such a group termination program (the “Release Period”); and (ii) not revoke the Release within any seven-day revocation period that applies to you under the Age Discrimination in Employment Act of 1967, as amended (the “Revocation Period”).  The Company will then pay the Severance Benefit to you in a lump sum 53 days following the date of your termination of employment, except as provided in the section entitled “Section 409A” below.  In the event you decline or fail for any reason to timely execute and deliver the Release or you revoke the Release, then you will not be entitled to the Severance Benefit.  The Company will pay the COBRA Payment to you within 30 days following the date of your employment termination.  You will not be eligible for the Severance Payment or COBRA Payment if you resign from your employment with the Company or if your employment ends due to your death or Disability (as defined in the LTIP, as such definition may be amended from time to time).

For purposes of this paragraph, “cause” for termination by the Company of your employment shall mean (i) the willful and continued failure by you to substantially perform your duties with the Company after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, and you have not cured any such failure that is capable of being cured in all material respects within ten (10) days of receiving such written demand, or (ii) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.  For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Board establishes by clear and convincing evidence that Cause exists.

Your Severance Agreement (as amended) providing for certain severance payments in the event your employment is terminated under specific circumstances in connection with a change in control of the Company will remain in full force and effect; provided; however, that (a) any references to your title and position with the Company shall hereinafter refer to your new title and position and (b) in the event Marriott International, Inc. (“Marriott”) requests that you remain with the Company following the closing of the pending acquisition of the Company by Marriott to assist in post-closing transition and integration matters (for a period not to exceed six (6) months (the “Transition Period”)), you will forfeit any incremental benefit you would receive under the Severance Agreement (as amended) or LTIP based on the new compensation package set forth in this offer letter (as compared to your compensation package prior to your promotion) in the event you voluntarily resign from employment during such Transition Period (unless such resignation is due to a material change in your job duties or responsibilities (ignoring for this purpose changes that result solely from the Company being owned by Marriott and no longer being an independent public company), a relocation of your principal place of employment by more than 35 miles or a decrease in your base salary or material reduction in your aggregate annual compensation opportunity).  No payments will be due to you under this “Severance” section of this offer letter in the event you are entitled to payments on account of your termination of employment under section 6 the Severance Agreement (as amended).

Resolution of Disputes:
From time to time, disagreements and misunderstandings may arise concerning your job responsibilities, performance, compensation, benefits or other matters affecting your employment with the Company, or one of its affiliated companies.  We hope that we will be able to resolve such matters through normal discussions with your immediate managers or Human Resources representatives.

In the event those efforts fail, you and the Company agree, that the Mutual Agreement to Arbitrate between you and the Company remains in full force and effect.

Employment Term:
While the Company looks forward to a long and mutually beneficial relationship with you, you should understand that there is no fixed duration for your employment.  In accepting this offer, you acknowledge and agree that your employment with the Company is at will, and may be terminated by you or the Company at any time, with or without notice and for any or no reason.  By signing below, you acknowledge that except for this letter and the enclosed attachments, there is nothing in writing between you and the Company concerning this offer of employment or your prospective employment.  You further acknowledge and agree that nothing in this letter guarantees employment for any definite or specific term or duration or any particular level or type of benefits or compensation.

Other Conditions and Obligations:
You acknowledge that you are not subject to any currently effective employment contract, or any other contractual or other binding obligations pursuant to which your employment or employment activities with or on behalf of the Company may be subject to any restrictions.  Restrictions include, without limitation, any agreements or other obligations or documents relating to non-competition, confidentiality, trade secrets, proprietary information or works for hire.  By signing this letter, you represent to the Company that there are no agreements or arrangements, whether written or oral, in effect that would prevent or conflict with your full performance of your employments duties and responsibilities to us.

As a further condition of this offer and your right to receive any of the benefits detailed herein, you agree to that the Non-Compete, Non-Solicitation, Confidentiality and Intellectual Property Agreement between you and the Company remains in full force and effect and is incorporated herein by reference.

No Other Assurances:
You acknowledge that in deciding to sign this offer, you have not relied on any promises, commitments, statements or representations, whether spoken or in writing, made to you by any representative of the Company, except for what is expressly stated herein.  This offer replaces and cancels all previous agreements, commitments, and understandings whether spoken or written, if any, that the Company or any representative of the Company may have made in connection with your employment.

You also acknowledge that this offer is intended as written, and that no marginal notations or other revisions to either this offer letter, the Mutual Agreement to Arbitrate, or the Non-Compete, Non-Solicitation, Confidentiality and Intellectual Property Agreement are binding on the Company unless expressly consented to in writing by the Executive Vice President, Human Resources or the General Counsel of Starwood Hotels & Resorts Worldwide, Inc.  This offer shall be construed, governed by and enforced in accordance with the laws of the State of New York without regard to its conflicts of laws principles.

Section 409A:
This offer letter will be construed and administered to preserve the exemption from

Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4) or that qualify for the two-times compensation exemption of Treas. Reg. §1.409A-1(b)(9)(iii).  With respect to any amounts that are subject to Section 409A, it is intended, and this offer letter will be so construed, that such amounts and the Company’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A so as not to subject you to the payment of interest and additional tax that may be imposed under Section 409A.  For purposes of any payment in this offer letter that is subject to Section 409A and triggered by your “termination of employment”, (i) “termination of employment” shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) of the Code, and (ii) in the event you are a “specified employee” on the date of your termination of employment (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of your termination of employment or, in the absence of such rules established by the Company, under the default rules for identifying specified employees under Section 409A), such payment (to the extent subject to Section 409A) shall not be paid earlier than six months after such termination of employment (if you die after the date of your termination of employment but before any payment has been made, such remaining payments that were or could have been delayed will be paid to your estate without regard to such six-month delay).  Notwithstanding any provision to the contrary in this offer letter, to the extent that any expense reimbursement provided for by this offer letter does not qualify for exclusion from Federal income taxation, the Company will make the reimbursement to you no later than December 31 of the calendar year following the calendar year in which the expense was incurred; the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year; and your right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.  You acknowledge and agree that the Company has made no representation to you as to the tax treatment of the compensation and benefits provided pursuant to this offer letter and that you are solely responsible for all taxes due with respect to such compensation and benefits.

By signing and returning this letter, you confirm that this letter accurately sets forth the current understanding between you and the Company regarding the terms of your continued employment and that you accept and agree to the terms as stated above.

Jeffrey M. Cava
Executive Vice President, Chief Human Resources Officer
Starwood Hotels & Resorts Worldwide, Inc.
One StarPoint
Stamford, CT 06902
Phone: 203-351-2511
Fax: 203-351-2479
 Email: Jeff.Cava@starwoodhotels.com

Very truly yours,

/s/ Jeffrey M. Cava
Jeffrey M. Cava
Executive Vice President, Chief Human
Resources Officer
Starwood Hotels & Resorts Worldwide, Inc.

cc: Personnel File

ACCEPTED AND AGREED TO:

/s/ Thomas Mangas
Thomas Mangas